Exhibit 99

PALL REPORTS FOURTH QUARTER AND FISCAL YEAR 2006 RESULTS

Sales in Fourth Quarter Grow 14%, Surpass $2 Billion Milestone for the Year

East Hills, NY (September 12, 2006) -- Pall Corporation (NYSE: PLL) today reported sales and earnings results for the fourth quarter and fiscal year ended July 31, 2006.

Fourth Quarter Results

Sales for the quarter were $597.3 million and net earnings were $62.8 million, or $0.50 per share, as compared to sales of $524.5 million and net earnings of $43.4 million, or $0.34 per share, in the same quarter last year.

On a pro forma basis, fourth quarter net earnings were $62.2 million, or $0.50 per share, compared to pro forma net earnings of $59.2 million, or $0.47 per share, in the same quarter last year. Foreign currency translation increased sales by 2% and earnings per share by 1 cent in the quarter, and the impact of stock compensation and SFAS No. 123R, “Share-Based Payment”, reduced earnings per share by 2 cents.

Eric Krasnoff, Chairman and CEO, said, “Pall’s fourth quarter results benefited from continued strong demand across virtually all of our markets and regions. Sales growth in our Microelectronics, Aerospace and BioPharmaceuticals segments stood out, growing 23%, 20% and 13%, respectively. Our sales growth strategies are making steady progress.

Improvement in our gross margin is a major area of focus. The success of our systems business, which reached 12% of sales in the quarter, and 9% for the year, is currently contributing to margin compression. Capital spending by our customers in many of our core markets is robust as we see from the top line results. This business is expected to foster a sustainable improvement in margins as our systems go on line and replacement filters are ordered. The positive impact of ongoing cost reductions and Pall’s facilities rationalization initiative will also be felt. The achievement of price increases is key and we are now seeing growing acceptance by customers across markets.”

Fourth Quarter Financial Highlights

(in thousands of US$, except per share data)	FY06	FY05	Change in Local Currency
Business Group Results
Total Industrial	$363,697	$315,664	13%
Total Life Sciences	233,554	208,872	10%
Total net sales	597,251	524,536	12%
Operating profit	104,929	104,547
Net Earnings	62,758	43,394
Diluted EPS	$0.50	$0.34
Pro Forma EPS	$0.50	$0.47

Cost Reduction & Facilities Rationalization Program

Pall’s previously announced facilities rationalization program is on track. Our objective remains to achieve annualized cost savings of $40 million and annualized tax savings of $10 million by the end of fiscal year 2008. We plan to accomplish this by reducing our global footprint by 20%, or approximately 1.2 million square feet. This represents the closure of up to 12 facilities.

“The importance of our facilities rationalization program and initiatives to improve gross margins throughout the organization is underscored by the continuing rise in energy and commodity costs.” Mr. Krasnoff continued. “Our initiatives to make our manufacturing plants leaner as well as our other cost reduction strategies are aimed squarely at improving margins. SG&A has been reduced by 90 basis points as a percentage of sales despite the 44 basis point cost taken to recognize stock compensation. We expect cost of sales improvements will follow as we execute the key programs.”

Full Year Results

Reported sales for the full year increased 6% to just over $2 billion and net earnings were $145.5 million, or $1.16 per share, as compared to sales of $1.9 billion and net earnings of $140.8 million, or $1.12 per share, in fiscal year 2005. Local currency sales for the full year were up 8%. On a pro forma basis, net earnings for the full year were $169.7 million, or $1.35 per share, excluding restructuring and other charges primarily related to cost-cutting and the facilities rationalization program of $0.05 per share, net of related pro forma tax effect, and a one-time charge related to the repatriation of foreign subsidiary net earnings of $0.14 per share as compared to pro forma net earnings of $167.7 million, or $1.34 per share, in fiscal year 2005. The effect of foreign currency translation reduced sales by 2% and earnings per share by 1 cent and the impact of stock compensation and SFAS No. 123R, “Share-Based Payment,” reduced earnings per share by an additional 7 cents.

Full Year Results Highlights

(in thousands of US$, except per share data)	FY06	FY05	Change in Local Currency
Business Group Results
Total Industrial	$1,220,525	$1,137,548	9%
Total Life Sciences	796,305	764,736	6%
Total sales	2,016,830	1,902,284	8%
Operating profit	308,116	317,646
Net Earnings	145,493	140,816
Diluted EPS	$1.16	$1.12
Pro Forma EPS	$1.35	$1.34

Guidance

“We were pleased to deliver 8% sales growth for fiscal year 2006, and to have made steady progress on our profit improvement efforts, albeit progress that has not yet shown through to Pall’s bottom line. As we head into 2007, our overall order backlog is 36% higher than at the start of 2006, reflecting strong increases in both consumables and systems products. We believe Pall is well positioned to capitalize on global market trends that are driving increasing demand for our filtration and separation products and process expertise. With the progress we are making in our Total Fluid Management SM strategy coupled with our simplified organizational structure and cost reduction initiatives, we are confident that Pall will continue to deliver strong top-line growth, coupled with significant profit improvement. We expect fiscal 2007 earnings per share to be in the range of $1.45 to $1.60.”

Industrial – Fourth Quarter 2006 Highlights

	Sales	% Change Local Currency	Operating Profit	Operating Margin %
General Industrial
$
	233,758	9
$
			27,345	11.7
Aerospace	56,658	20	10,851	19.2
Microelectronics	73,281	23	20,823	28.4

Total Industrial	$363,697	13	$59,019	16.2

•

General Industrial sales grew 9% in the quarter including a 19% growth in systems sales. Operating profit margin was 11.7% compared with 13.7% last year reflecting the growth in systems sales. Within General Industrial:

-	Sales into our Energy markets of Power Generation and Fuels and Chemicals increased 23%.
-

Food and Beverage sales increased 9% in the quarter driven by strong system sales in the Western Hemisphere in the brewery market and a return to growth in Europe, the largest geography for this market.

-	Machinery & Equipment sales increased 6½% driven by strong growth in Asia.
-	Municipal Water sales were down 24½% in the quarter primarily as customer delays push those revenues into 2007.
•	Microelectronics sales were up 23%, continuing to benefit from new fab construction and strength in the storage and display markets. The semiconductor and inkjet markets are also robust.
•	Aerospace sales increased 20% primarily driven by Military sales in the Western Hemisphere. Operating profit margin was 19.2% compared with 24.7% last year due to product mix.

Life Sciences – Fourth Quarter 2006 Highlights

	Sales	% Change Local Currency		Operating Profit	Operating Margin %
BioPharmaceuticals	$104,715	13		$27,187	26.0
Medical	128,839	7	½	18,723	14.5

Total Life Sciences	$233,554	10		$45,910	19.7

•

BioPharmaceuticals sales increased 13% driven by strong growth in consumables in the Western Hemisphere and Europe. Growth continues to be driven by products for the biotechnology and vaccine markets. Operating profit margin improved to 26%.

•

Medical sales increased 7½%. Blood Filtration sales increased 11½% driven by growth in the Western Hemisphere and Europe. Sales in the BioSciences submarket increased 3½% driven by growth in laboratory and OEM sales in the Western Hemisphere and Asia. Operating profit margin was 14.5%.

Tomorrow, September 13, 2006, at 8:30 am ET, Pall Corporation will host its quarterly earnings conference call. Individuals can access the web cast from the home page of the Company’s website, http://www.pall.com/investor or directly at http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=110318&eventID=1363367. Listening to the web cast requires speakers and Microsoft Windows Media Player software. The web cast will be archived for 30 days.

About Pall Corporation:

Pall Corporation is the global leader in the rapidly growing field of filtration, separation and purification. Pall is organized into two businesses: Life Sciences and Industrial. These businesses provide leading-edge products to meet the demanding needs of customers in biotechnology, pharmaceutical, transfusion medicine, energy, electronics, municipal and industrial water purification, aerospace, transportation and broad industrial markets. Total revenues for fiscal year 2006 were $2.0 billion. The Company headquarters is in East Hills, New York with extensive operations throughout the world. For more information visit Pall at www.pall.com.

Forward Looking Statements:

Results for 2006 are preliminary until the Company’s Form 10-K is filed with the Securities and Exchange Commission on or before October 16, 2006. Forward-looking statements contained in this and other written and oral reports are based on current Company expectations and are subject to risks and uncertainties, which could cause actual results to differ materially. All statements regarding future performance, earnings projections, earnings guidance, events or developments are forward-looking statements. Such risks and uncertainties include, but are not limited to: changes in product mix and product pricing particularly as we expand our systems business in which we experience significantly longer sales cycles and less predictable revenue with no certainty of future revenue streams from related consumable product offerings and services; increases in costs of manufacturing and operating costs including energy and raw materials; the Company’s ability to achieve the savings anticipated from cost reduction and margin improvement initiatives including the timing of completion of the facilities rationalization initiative; fluctuations in foreign currency exchange rates and interest rates; regulatory approval and market acceptance of new technologies; changes in business relationships with key customers and suppliers including delays or cancellations in shipments; success in enforcing patents and protecting proprietary products and manufacturing techniques; successful completion or integration of acquisitions; domestic and international competition in the Company’s global markets; and global and regional economic conditions and legislative, regulatory and political developments. The Company makes these statements as of the date of this disclosure and undertakes no obligation to update them.

Management uses certain non-GAAP measurements to assess Pall’s current and future financial performance. The non-GAAP measurements do not replace the presentation of Pall’s GAAP financial results. These measurements provide supplemental information to assist management in analyzing Pall’s financial position and results of operations. Pall has chosen to provide this information to facilitate meaningful comparisons of past, present and future operating results and as a means to emphasize the results of ongoing operations.

Financial Tables Follow

PALL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Amounts in thousands)

	JULY 31, 2006	JULY 31, 2005
Assets:
Cash and cash equivalents	$317,657	$164,928
Accounts receivable, net	517,632	493,650
Inventories, net	408,273	365,929
Other current assets	132,338	135,885

Total current assets	1,375,900	1,160,392
Property, plant and equipment, net	620,979	608,758
Other assets	555,555	496,151

Total assets	$2,552,434	$2,265,301

Liabilities and Stockholders’ Equity:
Short-term debt	$63,381	$25,658
Accounts payable, income taxes and other current liabilities	467,011	431,481

Total current liabilities	530,392	457,139
Long-term debt	640,015	510,161
Deferred taxes and other non-current liabilities	203,331	158,024

Total liabilities	1,373,738	1,125,324
Stockholders’ equity	1,178,696	1,139,977

Total liabilities and stockholders’ equity	$2,552,434	$2,265,301

PALL CORPORATION

CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

(Amounts in thousands, except per share data)

	FOURTH QUARTER ENDED				YEAR ENDED
	JULY 31, 2006		JULY 31, 2005		JULY 31, 2006		JULY 31, 2005
Net sales	$597,251		$524,536		$2,016,830		$1,902,284
Cost of sales	319,259	(b)	270,961	(c)	1,072,750	(b)	978,916	(c)

Gross profit	277,992		253,575		944,080		923,368
Selling, general and administrative expenses	174,780		156,495		641,030		621,401
Research and development	15,396		13,065		57,371		56,183
Restructuring and other charges, net	1,327	(b)	23,510	(c)	12,326	(b)	38,763	(c)
Interest expense, net	6,505		7,013		22,977		25,950

Earnings before income taxes	79,984		53,492		210,376		181,071
Provision for income taxes	17,226	(a)	10,098		64,883	(a)	40,255

Net earnings	$62,758	(d)	$43,394		$145,493	(d)	$140,816

Earnings per share:
Basic	$0.50		$0.35		$1.16		$1.13
Diluted	$0.50		$0.34		$1.16		$1.12
Average shares outstanding:
Basic	124,407		124,899		124,931		124,645
Diluted	125,325		125,886		125,819		125,598
Net earnings as reported	$62,758		$43,394		$145,493		$140,816
One-time purchase accounting adjustment and restructuring and other charges, net, after pro forma tax effect	1,498		15,764		9,317		26,894
Tax effect of repatriation	—		—		17,000		—
Reversal of deferred tax asset valuation allowance	(2,100)		—		(2,100)		—

Pro forma earnings	$62,156		$59,158		$169,710		$167,710

Diluted earnings per share as reported	$0.50		$0.34		$1.16		$1.12
One-time purchase accounting adjustment and restructuring and other charges, net, after pro forma tax effect	0.02		0.13		0.07		0.22
Tax effect of repatriation	—		—		0.14		—
Reversal of deferred tax asset valuation allowance	(0.02)		—		(0.02)		—

Pro forma diluted earnings per share	$0.50		$0.47		$1.35		$1.34

a)

Included in Provision for income taxes in the year is a charge of $17,000 (or 14 cents per share) in the year related to the tax effect of the repatriation of foreign subsidiary earnings partly offset by the reversal of a valuation allowance on deferred tax assets in the fourth quarter of $2,100 (or 2 cents per share).

b)

Restructuring and other charges, net, includes severance and other costs of $1,327 (1 cent per share, after pro forma tax effect) in the quarter and $14,526 (7 cents per share, after pro forma tax effect) in the year primarily related to our on-going cost reduction programs. In addition, the year includes a gain on the sale of investments of $2,200 (1 cent per share, after pro forma tax effect). Included in cost of sales is a charge of $59 and $898 in the quarter and year, respectively, related to a purchase accounting adjustment recorded in fiscal year 2005 to step up the value of inventory acquired from BioSepra by $2,431, in accordance with SFAS No. 141, “Business Combinations”. Furthermore, cost of sales includes $769 in the quarter and year primarily comprised of incremental depreciation recorded in conjunction with the Company’s facilities rationalization initiatives. The items recorded in cost of sales reduced earnings per share by 1 cent after pro forma tax effect in the quarter and year.

c)

Restructuring and other charges, net, includes $11,557 (6 cents per share, after pro forma tax effect) and $23,935 (13 cents per share, after pro forma tax effect) in the quarter and year, respectively, primarily comprised of severance and other costs related to the restructuring of operations into globally integrated businesses. In addition, the quarter and year includes $11,953 (6 cents per share, after pro forma tax effect), related to the prepayment of the Company’s $100,000 private placement 7.83% unsecured senior notes. The year also includes $2,875 (2 cents per share, after pro forma tax effect) related to the impairment of an investment which was recorded in the first quarter. Included in cost of sales is a charge of $837 (1 cent per share, after pro forma tax effect) in the quarter and year related to a purchase accounting adjustment to step up the value of inventory acquired from BioSepra by $2,431, in accordance with SFAS No. 141, “Business Combinations”.

d)

Includes expense of $2,356 and $8,857, after pro forma tax effect (2 cents and 7 cents per share), respectively, related to stock compensation expense and the adoption of SFAS No. 123R, “Share-Based Payment”.

CONDENSED CONSOLIDATED

STATEMENTS OF CASH FLOWS

PALL CORPORATION AND SUBSIDIARIES

(Unaudited)

(Amounts in thousands)

	YEAR ENDED
	JULY 31, 2006	JULY 31, 2005
Net cash provided by operating activities	$218,591	$161,608

Investing activities:

Capital expenditures	(95,967)	(86,153)
Acquisitions of businesses, net of disposals and cash acquired	(75)	(30,879)
Other	(19,823)	2,469

Net cash used by investing activities	(115,865)	(114,563)

Financing activities:

Dividends paid	(52,379)	(47,075)
Notes payable and long-term borrowings	166,621	(19,905)
Purchase of treasury stock	(100,727)	(64,246)
Other	30,901	37,744

Net cash used by financing activities	44,416	(93,482)

Cash flow for year	147,142	(46,437)
Cash and cash equivalents at beginning of year	164,928	207,277
Effect of exchange rate changes on cash	5,587	4,088

Cash and cash equivalents at end of year	$317,657	$164,928

PALL CORPORATION

MARKET SEGMENT AND GEOGRAPHIC INFORMATION

(Unaudited)

(DOLLAR AMOUNTS IN THOUSANDS)

SALES FOURTH QUARTER ENDED:	JULY 31, 2006	JULY 31, 2005	% CHANGE	% CHANGE IN LOCAL CURRENCY

MARKET SEGMENT INFORMATION:
Medical	$128,839	$118,368	9	7½
BioPharmaceuticals	104,715	90,504	15½	13

Total Life Sciences	233,554	208,872	12	10

General Industrial	233,758	209,937	11½	9
Aerospace	56,658	46,559	21½	20
Microelectronics	73,281	59,168	24	23

Total Industrial	363,697	315,664	15	13

Total	$597,251	$524,536	14	12

GEOGRAPHIC INFORMATION:

SALES TO UNAFFILIATED CUSTOMERS
Western Hemisphere	$209,209	$188,277	11	11
Europe	245,366	216,214	13½	9½
Asia	142,676	120,045	19	18

Total	$597,251	$524,536	14	12

TOTAL SALES
Western Hemisphere	$278,655	$258,471
Europe	286,313	250,193
Asia	145,126	122,212
Eliminations	(112,843)	(106,340)

Total	$597,251	$524,536

PALL CORPORATION

MARKET SEGMENT AND GEOGRAPHIC INFORMATION

(Unaudited)

(DOLLAR AMOUNTS IN THOUSANDS)

OPERATING PROFIT FOURTH QUARTER ENDED:	JULY 31, 2006%		JULY 31, 2005%

MARKET SEGMENT INFORMATION:
Medical	$18,723	14.5	$26,108	22.1
BioPharmaceuticals	27,187	26.0	22,899	25.3

Total Life Sciences	45,910	19.7	49,007	23.5

General Industrial	27,345	11.7	28,795	13.7
Aerospace	10,851	19.2	11,478	24.7
Microelectronics	20,823	28.4	15,267	25.8

Total Industrial	59,019	16.2	55,540	17.6

Subtotal	104,929	17.6	104,547	19.9
Restructuring and other charges, net (a)	(2,155)		(24,347)
General corporate expenses	(16,285)		(19,695)
Interest expense, net	(6,505)		(7,013)

Earnings before income taxes	$79,984		$53,492

GEOGRAPHIC INFORMATION:
Western Hemisphere	$45,410	16.3	$52,467	20.3
Europe	35,527	12.4	33,589	13.4
Asia	21,802	15.0	18,723	15.3
Eliminations	2,190		(232)

Subtotal	104,929	17.6	104,547	19.9
Restructuring and other charges, net (a)	(2,155)		(24,347)
General corporate expenses	(16,285)		(19,695)
Interest expense, net	(6,505)		(7,013)

Earnings before income taxes	$79,984		$53,492

(a)

Includes charges recorded in cost of sales in the quarters ended July 31, 2006 and July 31, 2005, of $59 and $837, respectively, related to a purchase accounting adjustment recorded in fiscal year 2005 to step up the value of inventory acquired from BioSepra by $2,431, in accordance with SFAS No. 141, “Business Combinations”. Furthermore, cost of sales includes $769 in the quarter ended July 31, 2006 primarily comprised of incremental depreciation recorded in conjunction with the Company’s facilities rationalization initiatives.

PALL CORPORATION

MARKET SEGMENT AND GEOGRAPHIC INFORMATION

(Unaudited)

(DOLLAR AMOUNTS IN THOUSANDS)

SALES YEAR ENDED:	JULY 31, 2006	JULY 31, 2005	% CHANGE		% CHANGE IN LOCAL CURRENCY

MARKET SEGMENT INFORMATION:
Medical	$444,033	$443,256	—		1	½
BioPharmaceuticals	352,272	321,480	9	½	12

Total Life Sciences	796,305	764,736	4		6

General Industrial	772,010	742,994	4		5	½
Aerospace	190,219	175,095	8	½	10
Microelectronics	258,296	219,459	17	½	20	½

Total Industrial	1,220,525	1,137,548	7	½	9

Total	$2,016,830	$1,902,284	6		8

GEOGRAPHIC INFORMATION:

SALES TO UNAFFILIATED CUSTOMERS
Western Hemisphere	$727,515	$689,172	5	½	5	½
Europe	806,030	782,481	3		6	½
Asia	483,285	430,631	12		14	½

Total	$2,016,830	$1,902,284	6		8

TOTAL SALES
Western Hemisphere	$978,800	$920,748
Europe	934,712	909,199
Asia	490,924	437,160
Eliminations	(387,606)	(364,823)

Total	$2,016,830	$1,902,284

PALL CORPORATION

MARKET SEGMENT AND GEOGRAPHIC INFORMATION

(Unaudited)

(DOLLAR AMOUNTS IN THOUSANDS)

OPERATING PROFIT YEAR ENDED:	JULY 31, 2006%		JULY 31, 2005%
MARKET SEGMENT INFORMATION:
Medical	$53,597	12.1	$82,320	18.6
BioPharmaceuticals	88,220	25.0	77,143	24.0

Total Life Sciences	141,817	17.8	159,463	20.9

General Industrial	71,814	9.3	82,886	11.2
Aerospace	31,478	16.5	33,764	19.3
Microelectronics	63,007	24.4	41,533	18.9

Total Industrial	166,299	13.6	158,183	13.9

Subtotal	308,116	15.3	317,646	16.7
Restructuring and other charges, net (a)	(13,993)		(39,600)
General corporate expenses	(60,770)		(71,025)
Interest expense, net	(22,977)		(25,950)

Earnings before income taxes	$210,376		$181,071

GEOGRAPHIC INFORMATION:
Western Hemisphere	$141,824	14.5	$160,863	17.5
Europe	86,931	9.3	101,102	11.1
Asia	75,345	15.3	63,934	14.6
Eliminations	4,016		(8,253)

Subtotal	308,116	15.3	317,646	16.7
Restructuring and other charges, net (a)	(13,993)		(39,600)
General corporate expenses	(60,770)		(71,025)
Interest expense, net	(22,977)		(25,950)

Earnings before income taxes	$210,376		$181,071

a)

Includes charges recorded in cost of sales in the years ended July 31, 2006 and July 31, 2005, of $898 and $837, respectively, related to a purchase accounting adjustment recorded in fiscal year 2005 to step up the value of inventory acquired from BioSepra by $2,431, in accordance with SFAS No. 141, “Business Combinations”. Furthermore, cost of sales includes $769 in the year ended July 31, 2006 primarily comprised of incremental depreciation recorded in conjunction with the Company’s facilities rationalization initiatives.

Contact:

Lisa McDermott

Pall Corporation

Tel:  (516) 801-9808